EXHIBIT 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement filed on Form S-3 of our report dated March 29, 2022, except for the effects of the change described in the paragraph included under the caption “Change in Accounting Principle” in Note 2 as to which the date is May 10, 2023, with respect to the consolidated financial statements of Charge Enterprises, Inc. for the period ended December 31, 2021.

We also consent to the reference to our Firm under the caption “Experts” in the prospectus, which is part of this registration statement.

/s/ Seligson & Giannattasio, LLP

White Plains, New York

August 15, 2023